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BARRISTER GLOBAL SERVICES NETWORK, INC.

EXHIBIT 10.6
                                    AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

The Employment Agreement effective as of January 1, 2001 by and between Henry P. Semmelhack ("Semmelhack") and Barrister Global Services Network, Inc. ("Barrister") a/k/a Barrister Global Information Network, Inc., is hereby amended as follows:

         I. The second paragraph shall be deleted and replaced with the following:

                  WHEREAS, Semmelhack is currently Chairman of the Board of Directors of Barrister and is employed by Barrister as its President and Chief Executive Officer and Barrister and Semmelhack wish to continue this employment relationship on the terms of this Agreement;

         II. Section 1 Term shall be deleted and replaced with the following:

                  1. Term The term of this Agreement will begin as of January 1, 2001 and will continue to, and end on, March 31, 2002 (the "Term").

         III. Section 2 Duties and Responsibilities shall be deleted and replaced with the following:

                  2. Duties and Responsibilities

                           A. During the Term, Semmelhack will be an employee of Barrister. From January 1, 2001 to January 7, 2002, Semmelhack will perform the duties of President and Chief Executive Officer of Barrister. During such time, Semmelhack will devote his full business time and best efforts, skills, and ability to promote the business of Barrister and perform for Barrister such duties as are customarily performed by a management or executive employee having responsibility in such areas. From January 7, 2002 to March 31, 2002, Semmelhack will continue as an employee of Barrister and will be available during business hours and will use his best efforts, skills, and ability to assist in transitioning Barrister to a new president and chief executive officer. Semmelhack will have such power and authority as will reasonably be required to enable him to perform his duties in an efficient manner; provided that in the exercising of such power and authority and the performance of such duties, he will at all times be subject to the direction of the Board of Directors of Barrister.

                           B. Semmelhack's employee status will terminate at the end of the Term or as may be otherwise terminated earlier pursuant to the terms of this Agreement.

                           C.       While Semmelhack is an employee of
                  Barrister, he will serve as a member of the Board of Directors of Barrister subject to Stockholder approval. Thereafter, he will serve as a member of the Board of Directors of Barrister with full rights and responsibilities of other non-employee directors until the earlier of his resignation or removal.

         IV. Section 3 Compensation, paragraph A, 1st sentence shall be revised to delete "or 2 (B)."

         V. Section 3 Compensation, paragraph B shall be deleted and replaced with the following:

                           B. At the conclusion of the Term, and in recognition of Semmelhack's past services provided to Barrister, Semmelhack will be awarded a one-time bonus in the amount of $360,000. The

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                  bonus will be deferred and paid out monthly, interest free, starting April 1, 2002, in forty-five (45) equal installments. In addition, at the conclusion of the Term, Barrister will transfer the title for a 2000 Chevrolet Tahoe, vehicle identification number ___________________, to Semmelhack free and clear of all liens and encumbrances.

         VI. Section 4 Termination, paragraph C shall be deleted and replaced with the following:

                           C. If this Agreement is terminated by Barrister before the expiration of its Term, under Section 4(A) or because of Semmelhack's death under any circumstances or for any reason, Barrister will pay Semmelhack (i) his Base Salary to the effective date of termination and his deferred compensation under Section 3(B), in accordance with the terms of that section, and (ii) any other compensation or benefits due under this Agreement only to the date of termination. A substantial diminution in Semmelhack's duties as an employee as described in Section 2 will be considered a termination under this Section 4(C).

         VII. Section 7 Designation of Beneficiary; Lump Sum Payments shall be deleted and replaced with the following:

                  7. Designation of Beneficiary; Lump Sum Payments. Semmelhack will give the Secretary of Barrister a written statement designating a beneficiary entitled to receive any benefits payable to Semmelhack after his death under Section 3(B),
                  Section 4(A) or 4(C) of this Agreement. This designation may be revoked or amended by Semmelhack at any time. If no such written designation is filed with the Secretary of Barrister, or if the designated beneficiary is not alive when a payment is to be made, payments will be made in equal shares to Semmelhack's children who are alive at the time of such payment. If Semmelhack has no surviving designated beneficiary or children at the time a payment is to be made, the net present value (based on 3% interest compounded annually) of the monthly payments due under such Section 3(B), Section 4(A) or 4(C) will be paid to Semmelhack's estate. In determining the eligibility and status of persons entitled to receive payments under this Section, Barrister may rely on its records and the good faith determinations of its officers, and Barrister will not be liable to any person for any sums paid to any other persons pursuant to such records and determinations.

All other terms and conditions of the original agreement shall remain in full force and effect.

This Amendment shall be effective January 7, 2002.

In Witness Whereof, the parties hereto have executed this Amendment on this 26th day of February, 2002.

BARRISTER GLOBAL SERVICES NETWORK, INC.
BY: /s/ Franklin S. Barry                            /s/ Henry P. Semmelhack
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        Franklyn S. Barry, Jr.                           Henry P. Semmelhack
        Chairman, Compensation Committee